Exhibit 4.11

[English Translation of the an original Hebrew Document]

P.V. NANO CELL LTD.

2010 OPTION PLAN

1.	NAME

This plan, as amended from time to time, shall be known as the P.V. Nano Cell Ltd. 2010 Option Plan (the “Plan”).

2.	PURPOSE

The purpose and intent of the Plan is to serve as an incentive to attract new employees, directors, consultants and service providers, and to retain in the employment of P.V. Nano Cell Ltd. (the “Company”) persons of training, experience and ability by providing them with opportunities to purchase securities, including shares of the Company, pursuant to the Plan, as approved by the board of directors of the Company (the “Board”).

This Plan shall serve as an “Umbrella Plan” for the Company worldwide, and therefore, as required, additional annexes may be attached to the Plan as to comply with any local law applicable in any other country, all subject to Board’s discretion.

Securities (options and shares) granted under this Plan shall be issued as to adhere to all applicable laws, including but not limited to the Israeli Income Tax Ordinance (New Version), 1961 and any laws, regulations, rulings, orders, circular letters or procedures promulgated thereunder, as in effect today and as may be amended from time to time (all jointly referred to as the “Ordinance”).

Accordingly, the securities, including shares of the Company and options to purchase shares of the Company, granted under the Plan may be subject to such terms and conditions, which shall deem such issued securities to securities allocated through a trustee or any other plan, allowable and compliant with the law. All of the abovementioned securities shall be referred to as the “Securities”, in addition, all of the securities which are options shall be referred to as the “Options”.

At any time, the Board may resolve to translate this Plan into English and to approve the English version and determine that it shall prevail. The translation of this Plan will be conducted in such a manner as to preserve the essence and content of the Hebrew version even if the translation is not an exact verbal translation of the original.

3.	ADMINISTRATION

3.1	The Board or a committee appointed by the Board for such purpose (the “Committee”) shall have the power to administer the Plan. The Board shall appoint the members of the Committee, and may from time to time add members to or replace member of the Committee. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason. In this Plan any reference to the term “Committee” shall also mean the Board, if at that time no Committee is operating in the Company.

3.2	The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places, as the chairman shall determine. Actions at a meeting of the Committee at which a majority of its members is present or acts approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. The Committee shall make such rules and regulations for the conduct of its business and shall appoint a secretary, who shall keep records of its meetings.

3.3	The Committee shall fulfill the following tasks: (i) designate grantees entitled to receive Securities (each referred to in this Plan as the “Grantee” or the “Participant”) and (ii) recommend to the Board to grant Securities to the Grantees. Without derogating from the foregoing, the Board shall be authorized to issue the underlying shares on behalf of the Company with respect to Options, which have been granted and duly exercised (the “Underlying Shares”). If permitted under the Articles of Association of the Company (the “Articles”) and with the Board’s consent, the Committee may be authorized to grant Securities and issue the Underlying Shares on behalf of the Company, provided such grant and issuance are within the frame of the reserved pool under the Plan and subject to the Board’s guidelines.

3.4	Subject to the provisions of this Plan, the Committee shall have full authority and discretion to determine, from time to time and at any time, the terms and conditions of respective Securities grant agreements to be signed between the Company and each Grantee individually (“Grant Agreement”) including, but not limited to: (i) the type of Securities, including the type of Options, granted; (ii) the time or times and the conditions (including without limitation the accomplishment of various milestones by the Grantee) upon which the Securities may be exercised (vested); (iii) the nature and duration of restrictions regarding the transferability of Securities and Underlying Shares; (iv) additional special terms and conditions exclusive to a certain Grantee.

The Committee shall be authorized to: (i) interpret the provisions, manage and supervise the administration of the Plan; (ii) amend, modify and replace terms and conditions of a specific Grant Agreement or a number of Grant Agreements, (provided however, that such act in one case or for one or several Grantee/s, will not automatically entitle any other Grantee to the same treatment, and provided that a material adverse change in any executed Grant Agreement requires the consent of the affected Grantee); (iii) convert un-vested Options granted under this Plan and/or convert the Securities with a re-purchase option, allowing the Company to re-purchase such Securities, granted under this Plan during the re-purchase into Options and/or Securities under any future Plan adopted by the Company – subject to applicable laws; and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.5	The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Security granted thereunder.

3.6	A member of the Board or the Committee shall be eligible to receive Securities under the Plan while serving on the Board or the Committee, subject to the provisions of the Israeli Companies Law 1999 (the “Companies Law” or the “Law”).

3.7	The interpretation and construction by the Committee of any provision of the Plan or with respect to any Security awarded thereunder shall be final and conclusive unless otherwise determined by the Board.

3.8	To the fullest extent permitted by applicable laws, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith or constitute the breach of the duty of loyalty. Such indemnification shall be within any rights of indemnification the member of the Board or of a Committee may have as a director or an office-holder under the Company's Articles, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	ELIGIBLE GRANTEES

4.1	Subject to limitation and restriction imposed by applicable law, Securities may be granted to any Office Holder (as such term is defined in the Companies Law), key employee, other employee of the Company, consultant or service provider of the Company provided, however, that: (1) employees taxed under the laws of the State of Israel shall be granted Securities only according to Section 102 of the Ordinance; (2) holders of controlling interest (as such term is defined in the Ordinance), consultants and service providers taxed under the laws of the State of Israel shall be granted with Securities only according to Section 3(i) of the Ordinance.

4.2	The grant of a Security to a Grantee, shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Securities pursuant to this Plan or any other share incentive or share option plan of the Company or any of its affiliated companies.

4.3	Notwithstanding anything in this Plan to the contrary, the grant of Securities to the Office Holders shall be approved in accordance with the procedure set forth in the Companies Law.

4.4	The Company has initially elected the capital gains track to apply to this Plan regarding all Grantees who are taxed under Israeli laws and are eligible to be included in such a track as provided by the Ordinance.

The Board may resolve, from time to time, to change the above tax track to the ordinary income track as provided for in accordance with the provisions terms of the Ordinance, although such resolution shall not apply to the grants of Securities effective before the date of such resolution.

5.	TRUSTEE & CERTAIN PROVISIONS UNDER SECTION 102 TO THE ORDINANCE

5.1	Any Security issued under Capital Gains Track through a Trustee and all the Underlying Shares of the Company to be issue upon the exercise of Option issued under Capital Gains Track through a Trustee, shall be held by a trustee designated by the Board (the “Trustee”) according to the terms of the Ordinance and pursuant to a trust agreement approved by the Board, a copy of which is attached hereto and forms an integral part of the Plan (the “Trust Agreement”), and in accordance with the Company's instructions, as provided for from time to time. Each Grantee awarded with Securities issued under Capital Gains Track through a Trustee, hereby consents to the terms of the Trust Agreement, which includes provisions regarding indemnification and waiver by the Grantee.

5.2	The Grantee’s signature on the Grant Agreement constitutes the Grantee’s consent to release the Trustee from any liability in respect of any act or decision taken and executed by the Trustee in good faith regarding the Plan or any Security granted to the Grantee. It is clarified that the Trustee shall serve as a trustee for the purpose of tax payments and the fulfillment of the relevant sections of the Ordinance, and shall not serve as a trustee of a Participant or the Company, except as provided in the Trust Agreement.

5.3	The Trustee may resign and the Company may terminate the appointment of the Trustee at any time, subject to prior notice as required by the Trust Agreement. The Company may, at its sole discretion, to determine the identity of the new Trustee.

5.4	Without derogating from any of the provisions set forth in the Ordinance the following restrictions shall apply:

5.4.1	According to the provisions of Section 102 to the Ordinance, the Securities allocated through a trustee shall be issued in the name of the Trustee and shall be held by him in trust for the benefit of each Grantee for the period commencing as of the day the Securities were deposited in to his trust, and ending not earlier than the end of the Restricted Period as defined in the Ordinance (the “Restricted Period”). During the Restricted Period, the Securities may not be exercised, sold, transferred or be subject to a pledge or a foreclosure, unless permitted and to the extent permitted under the Ordinance.

5.4.2	At the end of the Restricted Period, the Trustee shall release the Securities and/or the Underlying Shares to the Grantee upon such Grantee’s request, only after the Trustee has been satisfied that all the requirements of the Tax Authorities according to the Ordinance have been met (including payment of the applicable tax due).

5.4.3	All rights received on the Securities during the Restricted Period, including but not limited to bonus shares, shall be deposited with the Trustee as well for the duration of the Restricted Period, and the provisions of the capital gains track along with the provisions of Section 102 of the Ordinance shall apply to the above rights.

5.4.4	If the Grantee ceases to work for the Company prior to his exercise of all the Options granted to him and before such Grantee has sold all of the Securities granted to him, including the Underlying Shares, the Grantee shall provide the Company with a security or collateral, satisfactory to the Company, to ensure the timely payment of the taxes as due.

6.	RESERVED SHARES

Initially, the Company has, out of its registered and unissued share capital, reserved up to 63,150 ordinary share of the Company, par value NIS 0.01 per share (the “Shares” or the “Ordinary Shares”) for the Plan, subject to adjustment, if any, as provided for in Section 11 below. The Board may increase such number of reserved Shares from time to time.

For as long as the Plan shall be in effect, each of the above reserved Share in respect of which the Option for which it was reserved has expired for any reason or has terminated without being exercised, shall again be available for grant under the Plan.

7.	AWARD OF SECURITIES

7.1	The Committee in its discretion may award Securities, including Options to purchase Shares of the Company, all pursuant to the Plan. Securities may be granted under the Plan during the entire term of the Plan as provided in Section 13 below. The date of grant of each Security shall be the date specified by the Committee at the time its resolution to grant.

7.2	Securities granted pursuant to the Plan shall be evidenced by a written Grant Agreement. The Grant Agreement shall state, inter alia, the number of Securities granted, the dates when such Securities become vested or on the contrary, the date until which the Company may repurchase such Securities from the Grantee, the exercise price, the track under which Securities are granted, terms and condition of exercise and such other terms and conditions as the Committee in its discretion may determine.

7.3	In case the Securities are allocated through a Trustee, they may be exercised during the period as set forth in section 9.1 below.

8.	SECURITY PRICE/OPTION EXERCISE PRICE

The price per each Security or the exercise price per each Option into Share, shall be determined by the Committee, subject to the general guidelines provided by the Board from time to time, and provided that the price/exercise price shall not be lower than the par value of the Shares. Each vested Option, as set forth in section 9.2 below, shall entitle the Grantee to purchase one Share against payment of the exercise price and subject to the provisions of the Plan, the Grant Agreement, the Trust Agreement (if relevant) and the applicable laws, including Tax Laws.

9.	TERM AND EXERCISE OF SECURITIES AND OPTIONS

9.1	Vested Securities may be exercised at any time during the Exercised Period, provided that the Exercised Period shall in no event exceed the period of seven (7) years from the date such Security has been granted, unless a longer or shorter period was explicitly determined to a certain Grant Agreement. Such Exercise Period shall be subject to earlier termination, as provided for in sections 10 and 11 below (the “Exercise Period”).

The Vesting Schedule according to which each Security shall become vested, as set forth in the Notice of Grant, shall be extended in the event of an unpaid leave of absence by the period equal to the period of such leave.

9.2	Vested Option shall be deemed exercised Option, when the Company (and the Trustee, if applicable) has received at its principal office an Exercise Notice signed by the Grantee. The Exercise Notice shall be in such form and substance as provided by the Committee from time to time. The Exercise Notice shall be valid only if it is accompanied by due payment of the exercise price, all according to the Ordinance.

9.3	Notwithstanding the terms set forth in this Plan, any Option that has not been exercised within the Exercise Period, including non-payment of the exercise price for the Underlying Shares, such Option shall expire, and the Participant shall have no right with respect to such Option. If a trust with respect to such Options has been created, this trust shall expire and the reserved Shares shall be held by the Trustee under unallocated until the Company notifies the Trustee of a new grant underlying such Shares. In respect of Securities other then Options, if the price for such Securities is not paid during the required period, such Securities shall expire and the Participant shall have no right with respect to such Securities.

9.4	Payment of the exercise price, shall be made for a whole number of Shares without the right to acquire fractional Shares, and shall be made by cash or certified banker’s check payable to the order of the Company or by any other means acceptable by the Company. Such payment shall be accompanied by an Exercise Notice.

9.5	For as long as the Options have not been exercised into Shares pursuant to the terms set forth in this Plan, Option holders shall not be deemed to be a class of shareholders or creditors of the Company for the purpose of acts of the Company, pursuant to the Companies Law, including among others with respect to Sections 341, 350 and 351 to the Companies Law, for the approval of mergers pursuant to the Companies Law, and they shall not be subject to the provisions of Sections 184 and 185 to the Companies Law.

If the Securities granted were Shares, they shall not grant the Participant with any rights as of a shareholder of the Company for as long as the full price, as determined, is paid.

10.	TERMINATION OF EMPLOYMENT

10.1	In the event of Grantee's Termination of Employment with the Company, or in the event of termination of consulting or providers’ services provided by a Grantee, that is a consultant or service provider of the Company (together: “Termination of Employment”), all Options granted to such Grantee, which have become vested prior to the date of the Termination of Employment, may be exercised within six (6) months after the date of such termination (or such other period as may be determined by the Committee) (the “Grace Period”), provided that such date is no later than the date of the Exercise Period as provided for in the Plan or in the Grant Agreement (if a different Exercise Periods had been determined). All Options of such Grantee that have not vested prior to the date of the Termination of Employment and all vested Options that have not been exercised within the exercise period, shall expire, and the Grantee shall have no further rights with respect thereto. The Shares covered by such Options shall revert to the Plan for future grants. For other securities, at the Termination of Employment the vesting will cease, and the Grant Agreement will include the extension period. In case of Securities granted with a repurchase option to the Company, the Company may exercise its repurchase option for a period pf at least six (6) months after the date of the Termination of Employment, regarding such Securities which repurchase option has not yet expired.

10.2	Termination for Cause. Notwithstanding the above, in the event of Grantee’s Termination of Employment in the Company for “Cause” as hereinafter defined, all Securities of such Grantee (whether vested or not) shall immediately expire, unless determined otherwise by the Committee, and the Grantee shall have no further rights with respect thereto.

In this Plan the term “Cause” shall mean (i) conviction of any felony involving dishonor/moral turpitude or having an adverse effect on the Company; (ii) any material breach of provisions in the employment agreement/consulting agreement and/or in this agreement which has not been amended within 15 days of written notice; (iii) embezzlement of funds or assets of the Company; (iv) a breach of Grantee's fiduciary duties or duties of care to the Company; including without limitation disclosure of confidential information of the Company or breach of non-competition or non-use obligations of intellectual property and trade secrets.

10.3	Retirement. Without derogating from the aforementioned in Section 10.2 above, in the event of a Grantee’s retirement, the Committee may, at its sole discretion, determine as to an extended Exercise Period for such Grantee, pursuant to such terms and conditions as the Committee in its sole discretion may determine. At the end of such extended Exercise Period all Options shall expire, and the Grantee shall have no further rights with respect thereto. The abovementioned shall not be relevant to the Grantee who is a corporate entity (not a natural person).

10.4	Termination of Employment as a result of Death or Disability of the Grantee. In the event of Grantee's Termination of Employment with the Company by reason of death or Disability (as hereinafter defined), those Securities of the Grantee that are then vested may be exercised by the Grantee, the Grantee's legal guardian, the Grantee’s estate or a person who has the right to exercise the Securities by bequest or inheritance, as the case may be, within twelve (12) months after such termination (or such different period as may be determined by the Committee), but in no event later than the Exercise Period as set forth in the Grant Agreement. All the Shares covered by the Securities that have not become vested as of the date of Termination of Employment shall revert to the Plan.

In case of Shares with a repurchase option, the Company may exercise its repurchase option.

If vested Securities are not so exercised within the time specified herein, such Securities shall expire, the Shares covered thereby shall revert to the Plan and the Grantee and anyone on his behalf or in his stead shall have no further rights with respect thereto.

For purposes hereof, “Disability” shall mean complete and permanent inability, due to illness or injury, that prevents or is likely to prevent from the Participant to perform duties associated with the position in which he/she was engaged prior to appearance of such disability, as shall be determined by the Committee based on medical evidence acceptable to it. Section 10.4 herein shall not apply regarding Grantees which are non-natural persons.

10.5	Post Termination forfeiture. Notwithstanding the reason of the Termination of Employment, if during the period after the Termination of Epmloyment and prior to the exercise of vested Securities, the Grantee breaches any of the foregoing undertakings, the Company shall have the right to effect a forfeiture of all Securities held by such Grantee, and such Grantee shall have no further rights with respect thereto, and the Underlying Shares shall revert to the Plan. Such undertakings include: the non-disclosure, non-competition, non-solicitation of the Company's employees, suppliers or clients, non-use or assignment of intellectual property undertakings binding upon him/her, the non-signature of information transfer forms in favor of the Company.

10.6	Continuity of rights. For the purpose of this Section 10, a Grantee’s relocation from the employment with the Company to that of a subsidiary of the Company (and vice versa) and a change in the status of a consultant or a service providers to an employee of the Company (and vice versa), shall not be deemed an Termination of Employment to the extent permitted by law.

11.	ADJUSTMENTS AND SUBSTITUTION

Upon the occurrence of any of the following events, a Grantee's rights under the Plan shall be adjusted or substituted as hereinafter provided:

11.1	In the event that the Ordinary Shares of the Company are subdivided or combined into a greater or smaller number of shares, as the case may be, or if the Ordinary Shares of the Company are exchanged for other shares of the Company, then the Securities granted to each Grantee, shall be exchanged to such number shares or other securities according to the modification of the share capital of the Company.

If the Grantee was granted with Options, in the event as described above, such Grantee shall, upon exercise of the Options, be entitled to purchase such number of Ordinary Shares or such other securities of the Company as were exchangeable for the number of Ordinary Shares of the Company or number of other securities to which such Ordinary Shares have been exchanged, which such Grantee would have been entitled to purchase had the Grantee exercised the Options immediately prior to such an event, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination, exchange or any other adjustment.

11.2	In the event of a merger of the Company with or into another corporation whereby the Company is not the surviving entity, or the sale of all or substantially all of the assets or shares of the Company (the “Transaction”), while at such time the Grantee or Grantees remain holding outstanding Securities under the Plan, that have not previously been exercised, then the Company shall try to substitute the Securities with the corresponding and adjusted number of securities of the surviving entity. The number of new securities shall grant the Participant the right to purchase securities of the surviving entity of the same class and the same substitution rate as the shares received by the holders of Ordinary Shares of the Company in exchange for their Ordinary Shares. In the case of such substitution, appropriate adjustments shall be made in the quantity and exercise price to reflect such action.

In the event that the surviving entity refuses to substitute the Securities as provided above, the Exercise Period shall be shortened to the determining date (as determined by the Committee) prior to the Transaction completion. In the event that the Securities are not substituted as provided above, there shall be a partial acceleration of the Vesting Period of un-vested Securities in the manner that the number of vested Securities divided by the total number of the granted Securities multiplied by the number of un-vested Securities will be accelerated and become vested Securities.

Below are a few examples:

Ex.	Number of Granted Securities	Number of Vested Securities	Number of Un-vested Securities	Calculation	Total Number Of Granted Securities
1.	400	100	300	100 + (300 x 100/400)	175
2.	400	200	200	200 + (200 x 200/400)	300
3.	400	300	100	300 + (100 x 300/400)	375

The Securities that become vested as a result of the above partial acceleration, shall be subject to the same terms and conditions as the Securities that were already vested prior to the Transaction, including the provisions of section 11.2. Any Security that has not been exercised within the shortened Exercise Period shall expire upon the expiration of such shortened period. Without derogating the foregoing, the Committee may, at its sole discretion, conclude in various Grant Agreements different instructions with regard to acceleration of vesting period of unvested Securities in the event of a Transaction as stated above or on other circumstances.

The provisions as stated above shall be subject to and consummated simultaneously with the closing of a Transaction. In the event of cancellation of the Transaction, any action taken pursuant to this Sub-Section 11.2 shall be annulled and reverted back to as were previously in effect.

11.3	In the event that the Company issues any of its Ordinary Shares or other securities as bonus shares (stock dividend) upon or with respect to all its Ordinary Shares, which are at the time subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising a Security shall be entitled to receive, if he/she so elects, in addition to the Underlying Shares, the appropriate number of bonus shares, on the same terms and conditions as offered to the other ordinary shareholders, which he/she would have received had the exercise of the Securities taken place prior to such issuance.

11.4	The Committee shall determine the specific adjustments to be made under this Section 11, and its determination shall be conclusive and definitive. The Committee’s determination may differ from one Grantee to another, except that determination of specific adjustment under Sections 11.1 and 11.3 shall be applied in the same manner to all applicable Grantees.

12	ASSIGNABILITY AND SALE OF SHARES

12.1	Shares exercised under this Plan, shall not be assignable or transferable except pursuant to applicable laws and according to the Articles of the Company.

12.2	Securities may not be sold, pledged, assigned, hypothecated, or transferred in any manner other than by will or if inherited by the laws of descent and may be exercised, during the lifetime of the Grantee, only by the Grantee. Such restrictions of transferability shall apply in addition to any direct transfer of Securities or to any transfer that is a result of a change of control in the corporate entity, unless such transfer is approved by the Committee in writing, at its sole discretion. The terms of the Plan and the Grant Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

13.	PERIOD AND AMENDMENT OF THE PLAN

13.1	The Plan shall expire within 10 years following its approval by the Board.

13.2	The Board may, at any time and from time to time, terminate or amend the Plan in any respect, provided, that the Company may not alter or impair the material rights of a Grantee, without his/her consent.

14.	CONTINUANCE OF ENGAGEMENT

Neither the Plan nor the Grant Agreement shall impose any obligation on the Company or any affiliated company thereof, to continue the employment of any employee or to continue to receive services rendered by the Grantee, and nothing in the Plan or in the Grant Agreement or in any Security granted pursuant thereto shall confer upon any Grantee any right to continue to be employed or to render services to the Company or restrict the right of the Company to terminate such employment or service provision at any time, with or without Cause.

15.	GOVERNING LAW

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

16.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Security or from the payment for Shares or from sale or transfer of the Shares or from any other event or act hereunder (whether of the Grantee or of the Company or the Trustee), shall be borne solely by the Grantee. The Company and/or the Trustee shall withhold and/or deduct taxes according to all applicable laws, rules, and regulations, including withholding taxes at source.

It is hereby clarified that the grant of the Securities under the capital gains track does not guarantee the Grantee the reduced tax, arising from the exercise of all or part of the granted Securities.

Furthermore, each Grantee agrees to compensate and to indemnify the Company and/or the Trustee and/or the Company’s shareholders and/or directors and/or office holders and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the requirement to withhold any taxes at source, any tax in respect of the allocation of the Securities, the exercise thereof, the release of the Underlying Shares to the Guarantee or the sale of the Underlying Shares or any such tax from any payment made to the Guarantee. Except as otherwise required by law, the Company shall not be obligated to accept the exercise of any Security by or on behalf of a Grantee until all tax consequences (if any) arising from the exercise of such Securities and/or sale of Underlying Shares and/or any other action are resolved in a manner reasonably acceptable to the Company (and the Trustee – provided that the Options/Shares are issued under the Capital Gains Track Through a Trustee).

17.	MULTIPLE AGREEMENTS

The terms of each Grant Agreement may differ from other Grant Agreements signed at the same time, or at any other time. The Committee may grant a Participant additional Securities to those previously granted to him, and it may include different terms in such grant. The grant of different Securities may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

18.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Securities otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases, as determined by the Board.

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